Exhibit 16.1

April 7, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Arboretum Silverleaf Income Fund, L.P. (the “Partnership”). We have read the Partnership’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Partnership’s Current Report on Form 8-K dated April 7, 2026 (the “Current Report”) and agree with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Berkowitz Pollack Brant Advisors + CPAs